the MicroCap report “stock values before the street hears about them!”

PUBC presents to National Association of Investment Bankers(NIBA) in New Orleans Dec 4th !!!!!

The MicroCap Report focuses on new and emerging tech stocks that have immediate upside potential.

THIS WEEK’S PICK:  Public Company Management Corp. (OTCBB: PUBC) Public Company Management Corporation (OTC BB: PUBC.OB) helps small businesses create long-term value for their companies, shareholders and partners by participating in public capital markets.  PCMC supports the full lifecycle of entering the public market through its various subsidiaries:

Education - Pubco White Papers (PubcoWhitePapers.com) hosts a comprehensive body of knowledge on private and public equity markets.  GoPublicToday.com offers qualified business owners free consultations with a Registered Investment Adviser.

Registration and listing – Go Public Today is a Registered Investment Advisory firm providing a complete solution for registering securities for public offerings and obtaining a listing on the OTCBB or Pink Sheets.  d/b/a Foreign Company Listing, it also aids foreign companies in going public in the U.S. markets.

Regulatory compliance - Public Company Management Services (PCMS-Team.com) assists new and existing public companies in negotiating the new complexities of maintaining a public company and creating sustainable and affordable compliance processes.

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Tight Float =  1.1mm shares

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Industry growth rate of nearly 12% annually!!!!!

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Market Cap = $7mm (approx)

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PUBC owns portfolio of over 15 public companies and 6 pre-public private companies

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Owns 1.5 & 1.3mm shares of WFLD (.35 share) and MGOA (.65 share) respectively!

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PUBC gets “inside look” @ pre-public companies before they are capitalized!!!

Case Study: Winfield Financial Group (OTC BB: WFLD) - $450,000 of Asset Value for PUBC - PUBC owns 1.3mm shares of WFLD, a medical billing services and medical software corporation.  In just a little more than a year from first trading at the $0.20 level, WFLD now currently trades at the $0.35 level, a 75% increase and has traded as high as $1.01 since first becoming listed on the OTC BB in November, 2003.

Case Study: Megola Corp. (OTC BB: MGOA) – 550% R.O.I. for PUBC - PUBC holds 1.5mm shares of MGOA, which began trading at $0.10 in December, 2002 and now currently trades at $0.65…a 550% increase and near it’s 52-week high.  Megola Corp. offers air and water purification systems and solutions.

Case Study: Acies Corp. (OTC BB: ACIE) – a $400,000 Position for PUBC - ACIE offers financial services and payment processing solutions to merchants and businesses.  PUBC holds a 1.75mm share position in ACIE. Since its direct public offering at $0.10 that closed in March, 2002, ACIE has risen in value by 130% and now currently trades at $0.23 and has traded as high as $0.45 in recent weeks.

“FINDING UNDERVALUED HIGH-GROWTH COMPANIES LIKE MGOA, WFLD AND ACIE IS WHAT DRIVES PUBC’s REVENUE MODEL!!!

If you have received this fax in error, or wish to be removed from our list, please call 1-800-325-8594. The MicroCap Report(MCR) is an independent investor awareness publication  (MCR) is not a registered financial analyst, stockbroker, broker-dealer or investment banker.  This report is based on (MCR) independent analysis but also relies on information supplied by sources believed to be reliable, including the company’s website, press releases, SEC filings and articles written about the company including the company’s executive summary.  This report may not be the opinion of PubCos’ Management.. (MCR) has been contracted  to research and issue this report and is expected to receive eighty thousand dollars to distribute this report to its subscribers.  (MCR) and/or MGMNT may from time to time buy and/or sell common shares of PUBC in the open market without any notice.  The information contained in this report is not intended to be , and shall not constitute an offer to buy or sell securities.  Its sole intention is for information purposes only.  Some statements may contain so-called “forward-looking “ information.  Many factors could cause actual results to differ.  Investors should consult with their investment advisors and or stockbrokers concerning PUBC.  An investment in PUBC could result in entire loss of investment.  Please do your own due-diligence on PUBC before making any investment decisions.

 OPPORTUNITY

 PUBC has embraced a “smaller-scale” version of Warren Buffett’s Berkshire-Hathaway business model - Ignoring both macroeconomic trends and Wall Street fashions, Buffett looks for undervalued companies with low overhead costs, high growth potential, strong market share and low price-to-earning ratios, and then waits for the rest of the world to catch up. Had you put $10,000 into Berkshire Hathaway when Buffett bought control of it in 1965, you'd have more than $50 million today, compared to the just under $500,000 you'd have if you'd invested in the Standard & Poor's 500 stock index!!!

“AT LESS THAN $1 SHARE….PUBC HAS THE SAME  OPPORTUNITY AND UPSIDE POTENTIAL!”

PUBC thru GPT offers it’s security holders many advantages:

 Ownership in a large pipeline of pre-IPO companies

 Equity positions in pre-public companies at an advantageous low valuation

 Lower cost of capturing/recovering gains through dividend distribution model